EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., and the use of information taken from our reserve report for BPZ Resources, Inc. (d/b/a BPZ Energy, Inc.), dated February 29, 2008, with respect to the estimate of reserves and future revenue to the BPZ Energy, Inc. interest in certain oil and gas properties located in Corvina Field, offshore Peru, as of December 31, 2007, in the Annual Report on Form 10-K/A of BPZ Resources, Inc. to be filed on or about August 28, 2008. We further consent to the incorporation by reference of information contained in our report as of December 31, 2007, in the BPZ Resources, Inc. Registration Statement Nos. 333-116508, 333-126388, 333-147461, and 333-147462 on Form S-8, and Registration Statement Nos. 333-126934 and 333-147463 on Form S-3, and any amendments to these Registration Statements.

Netherland, Sewell & Associates, Inc.

	By:	/s/ C. H. (Scott) Rees III, P.E.

Chairman and Chief Executive Officer

Dallas, Texas
August 28, 2008